                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Citrix Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(CITRIX LOGO)

Now everything computes.(TM)



May 7, 2001


To Our Shareholders,

The Citrix Systems, Inc. annual shareholder meeting on Thursday, May 17, 2001, is quickly approaching. At this meeting, two proposals have been submitted for shareholder approval:

    1)   To elect three class III directors to serve for a three year term
    2) To approve the Corporation's 2001 Director and Officer Stock Option and Incentive Plan (the "2001 Plan")

We believe that approval of the 2001 Plan is essential for us to add value to our shareholder base. Notwithstanding the results tabulated by a quantitative model instituted by Institutional Shareholder Services (ISS), we urge you to vote in favor of or "FOR" the 2001 Plan.

THE 2001 PLAN WILL REPLACE THE 2000 PLAN, WHICH WAS APPROVED BY OUR STOCKHOLDERS IN MAY 2000.

At the stockholders meeting in May 2000, the stockholders approved the 2000 Director and Officer Stock Option and Incentive Plan (the "2000 Plan"). In September 2000, Louisiana State Employees' Retirement System, a stockholder of the Corporation, filed a claim in the Court of Chancery of the State of Delaware against the Corporation and nine of its officers and directors alleging that the defendants breached their fiduciary duty at the time of the proxy solicitation. The Corporation believes the plaintiff's claim lacks merit and intends to vigorously defend the lawsuit. However, there are legal uncertainties as a result of this lawsuit, some of which could potentially compromise the 2000 Plan and the awards granted thereunder. As a result, in January 2001, the Board of Directors recommended establishing a new stock option plan for future grants to directors and officers of the Corporation. If the 2001 Plan is approved by the Corporation's stockholders, the Corporation intends to refrain from future grants of stock options to directors and officers of the Corporation under the 2000 Plan and instead issue future grants under the 2001 Plan. Consequently, there will no incremental dilution associated with the 2001 Plan. WE URGE YOU TO SUPPORT THE 2001 PLAN JUST AS YOU SUPPORTED THE 2000 PLAN LAST YEAR.

CITRIX HAS AN ONGOING DILUTION MANAGEMENT PROGRAM.

On April 15, 1999, the Board of Directors approved a stock repurchase program authorizing the repurchase of up to $200 million of the Corporation's Common Stock. The Corporation began purchasing shares in July 2000 to in part, offset stockholder dilution. The table below shows the progress in managing dilution:

    Total Shares outstanding as of June 30, 2000                  186.0 million
    Employee Options exercised from June 30 to April 30, 2001       4.3 million
    Common Stock purchased                                          5.8 million
    Total Shares outstanding as of April 30, 2001                 184.6 million

We believe this data demonstrates the success of our program for managing dilution. The Corporation remains committed to limiting stockholder dilution. To that end, on May 1, 2001, the Corporation announced that the board of directors has authorized the Corporation to repurchase up to an additional $200 million of Citrix common stock. The Corporation expects to buy shares on the open market from time to time, depending on market conditions.

THE 2001 PLAN EXPRESSLY PROHIBITS REPRICING.

The 2001 Plan expressly prohibits repricing, and so our employees' financial success will be directly related to the financial success of the Corporation. The use of stock options in recruiting, retaining and rewarding the most talented individuals within the available human resource pool has been critical to our overall success in terms of stock performance, revenue growth, profitability, and market leadership position. It has been our practice to pay cash compensation between the 25-50th percentile of our peer group companies, and supplement salaries with stock options. We encourage ownership at every level of the organization and believe that this has played a key role in our Corporation's success. We also believe that our compensation practices drive an ownership mentality.

In summary, we urge you to support us and to vote in favor of the Corporation's proposal. If we can provide any further information regarding this matter, please do not hesitate to call Scott Davidson, Director, Investor Relations, at 954-267-2388 or me at 954-267-3083.

Regards,

/s/ John P. Cunningham
----------------------
John P. Cunningham
Chief Financial Officer
Senior Vice President, Finance and Administration
Citrix Systems, Inc.





                                                            Citrix Systems, Inc.
                                                                6400 NW 6th Way
                                                      Fort Lauderdale, FL  33309
                                                                 www.citrix.com
                                          Phone: 954.267.3000  Fax: 954.267.2525